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                                                                     Exhibit F-2



November 29, 2001



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:      Conectiv (File No. 70-9655)

Ladies and Gentlemen:

As General Counsel for Conectiv, a Delaware corporation ("Conectiv"), I have acted as counsel to Conectiv and certain of Conectiv's subsidiaries described below (collectively, "Applicants") with respect to the matters described in the Application-Declaration on Form U-1 (File No. 70-9607) (the "Application"), as amended, of the Applicants filed with the Securities and Exchange Commission (the "Commission") under the Public Utility Holding Company Act of 1935 (the "Act"). The Application was filed jointly by Conectiv and 1) two operating utility subsidiaries (Delmarva Power & Light Company ("DPL") and Atlantic City Electric Company("ACE")), 2) two subsidiaries of DPL and ACE (Conectiv Delmarva Generation, Inc. ("CDG") and Conectiv Atlantic Generation, Inc. ("CAG")) to which DPL and ACE each contributed generating assets and which therefore became utilities for purposes of the Act as a result of consummation of the Transaction, until such time as such subsidiaries qualify as exempt wholesale generators, and 3) an indirect subsidiary utility holding company, ACE REIT, Inc. ("ACE-REIT") and a direct subsidiary utility holding company, Conectiv Energy Holding Company ("CEH").

The Application sought authorizations necessary to accomplish the following (collectively referred to herein as the "Transactions"):

         1. A capital contribution of certain generating utility assets by DPL to CDG;

         2. A capital contribution of certain generating utility assets by ACE to CAG and the contribution by ACE of the ownership interest in CAG to ACE-REIT, establishing ACE-REIT as a Delaware holding company;

         3. The acquisition by each of CDG and CAG of the generating assets being contributed to them;

         4. Dividends out of capital or unearned surplus by ACE to Conectiv of the stock of ACE-REIT and by Delmarva to Conectiv of the stock of CDG;

         5. Creation of CEH, the issuance of stock by CEH to Conectiv, and the contribution to CEH by Conectiv of the CDG and ACE-REIT stock;

         6. For ongoing financing, authority for CEH to issue securities to Conectiv and for Conectiv to acquire the securities and for CEH to indemnify its subsidiaries;

         7. Authority for CDG, CAG, and ACE-REIT to issue securities to CEH or Conectiv, for CEH and Conectiv to acquire the securities for the purpose of financing the business of the subsidiaries of CEH and for CDG, CAG, ACE-REIT and CEH to participate in the Conectiv System Money Pool; and

         8. Authority for the acquisition by CDG of utility assets pursuant to a like-kind exchange if, at that time of the purchase of the assets, CDG is not an EWG.

I am a member of the bar of the State of Delaware, the state in which all of the Applicants except ACE are incorporated or qualified to do business. I am also a member of the bar of the Commonwealth of Virginia, a state in which DPL is also incorporated. I am not a member of the bar of the State of New Jersey (in which ACE is incorporated); nor am I a member of the bar of the Commonwealth of Pennsylvania where certain of the assets to be transferred by Delmarva to CDG are located. I do not hold myself out as an expert in the laws of any state other than Delaware and Virginia. For purposes of this opinion, to the extent I deemed necessary, I have relied on advice from counsel employed or retained by Conectiv who are a members of the bar of the State of New Jersey and a member of the bar of the Commonwealth of Pennsylvania.
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In connection with this opinion, I or attorneys in whom I have confidence have examined originals or copies, certified or otherwise identified to my satisfaction, of such records of Conectiv and such other documents, certificates and corporate or other records as I have deemed necessary or appropriate as a basis for the opinions set forth herein. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. As to various questions of fact material to such opinions, I have relied, when relevant facts were not independently established, upon statements contained in the Application, as amended.

Based on the foregoing, and subject to the assumptions and conditions set forth herein, I am of the opinion that:

         1. All state laws applicable to the Transactions have been complied with; and

         2. CEH, CDG, CAG and ACE-REIT are duly formed or incorporated under the laws of the State of Delaware and the equity securities issued in connection with the Transactions were fully paid and nonassessable and the holder thereof is entitled to the rights and privileges appertaining to said securities as set forth in the charter or other document defining such rights and privileges; and

         3. Conectiv legally acquired the stock securities issued by CEH, CEH legally acquired the common stock issued by CDG, CAG and ACE-REIT, and ACE-REIT legally acquired the equity securities issued by CAG; and

         4. The consummation of the Transactions did not violate the legal rights of the holders of any securities issued by any Applicant or any associate company thereof; and

         5. The Transactions have been carried out in accordance with the Application, as amended.

I hereby consent to the filing of this opinion together with the Certificate of Conectiv filed pursuant to Rule 24.

Very truly yours,

/s/ Peter F. Clark
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Peter F. Clark